Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS FOURTH QUARTER AND YEAR-END RESULTS

Full Year 2019 Highlights

•Net sales of $2.4 billion, a decrease of 4% year-over-year
•Net income of $146.5 million and diluted EPS of $5.84
•Content per travel trailer and fifth-wheel RV increased $169 year-over-year, or 5%, to $3,618 for the twelve months ended December 31, 2019
•Content per motorhome RV decreased $127, or 5%, to $2,364 for the twelve months ended December 31, 2019
•Adjacent industries OEM sales grew to $659.6 million, up 7% year-over-year
•Aftermarket Segment sales grew to $279.6 million, up 20% year-over-year
•International sales grew to $145.8 million, up 40% year-over-year
•Completed seven strategic acquisitions, totaling $448 million
•Returned $63.8 million to shareholders through payment of dividends

Fourth Quarter 2019 Highlights

•Net sales of $564.0 million in the fourth quarter, an increase of 5% year-over-year
•Net income grew to $28.8 million, or $1.14 per diluted share in the fourth quarter
•Adjacent industries OEM sales grew to $158.0 million, an increase of 8% year-over-year
•Aftermarket Segment sales grew to $68.8 million, an increase of 35% year-over-year
•International sales grew to $45.4 million, an increase of 58% year-over-year
•Completed the acquisition of CURT Group for $342 million
•Quarterly dividend of $0.65 per share paid totaling $16.3 million

Elkhart, Indiana - February 11, 2020 - LCI Industries (NYSE: LCII) which, through its wholly-owned subsidiary, Lippert Components, Inc. ("LCI"), supplies a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and transportation product markets, and the related aftermarkets of those industries, today reported full year and fourth quarter 2019 results.

"In 2019, we significantly advanced LCI's diversification through seven strategic acquisitions by investing nearly $450 million, including our largest acquisition to date, CURT Group, which effectively doubled the size of our aftermarket business and accelerated our path to becoming a dominant leader in the space. In addition, as part of our efforts to broaden our international presence, in January 2020, we closed the acquisition of premier window supplier Polyplastic Group, which will enable us to grow further in key European markets. This expansion, combined with our commitment to innovation and execution on operational initiatives, supported a return to sales growth of 5% in the fourth quarter versus industry declines of 8%, while at the same time expanding operating margins by 120 basis points, year-over-year," said LCI Industries' Chief Executive Officer, Jason Lippert. "Heading into 2020, we are maintaining our focus on delivering new, innovative products, leveraging our core competencies in adjacent markets, driving operational efficiencies, and realizing synergies from these recent acquisitions. We remain optimistic about the opportunities ahead of us, and are confident our team will continue their efforts to build on our momentum to further deliver value for our customers and shareholders."

Full Year 2019 Results

Consolidated net sales for the full year 2019 were $2.4 billion, a decline of four percent from full year 2018 net sales of $2.5 billion. Net income for the full year 2019 was $146.5 million, or $5.84 per diluted share, compared to net income of $148.6 million, or $5.83 per diluted share, for the full year 2018.

The decrease in year-over-year net sales reflects a continuation of lower RV wholesale shipments seen throughout the year as dealers continued to correct their inventory levels, partially offset by continued growth in the Company's adjacent industries OEM, aftermarket and international markets. Net sales from acquisitions completed by the Company contributed $93 million in 2019.

Fourth Quarter 2019 Results

Consolidated net sales for the fourth quarter of 2019 were $564.0 million, an increase of five percent from 2018 fourth quarter net sales of $536.6 million. Net income in the fourth quarter of 2019 was $28.8 million, or $1.14 per diluted share, compared to net income of $20.2 million, or $0.80 per diluted share, in the fourth quarter of 2018.

The increase in year-over-year net sales for the fourth quarter of 2019 reflects the impact of acquisitions completed during the quarter, in addition to organic growth across the Company's adjacent industries OEM, aftermarket and international markets, partially offset by lower RV wholesale shipments. Net sales from acquisitions completed by the Company contributed $35 million in the fourth quarter of 2019.

The Company's content per travel trailer and fifth-wheel RV for the twelve months ended December 31, 2019, increased $169 to $3,618, compared to $3,449 for the twelve months ended December 31, 2018. The content increase in towables was a result of organic growth, including new product introductions and price increases, as well as acquisitions. The Company's content per motorhome RV for the twelve months ended December 31, 2019, decreased $127 to $2,364, compared to $2,491 for the twelve months ended December 31, 2018. The content decrease in motorhomes was primarily a result of the wholesale mix shifting to smaller units.

January 2020 Results

January 2020 consolidated net sales were approximately $224 million, up 20 percent from January 2019.

Income Taxes

The Company's effective tax rate was 23.5 percent and 18.5 percent for the year and quarter ended December 31, 2019, respectively, compared to 22.8 percent and 26.8 percent for the year and quarter ended December 31, 2018, respectively. The effective tax rate was favorably impacted during the fourth quarter of 2019 due to discrete adjustments, which resulted in an increase to diluted earnings per share of $0.05.

Balance Sheet and Other Items

At December 31, 2019, the Company's cash and cash equivalents balance was $35.4 million, up from the balance of $14.9 million at the beginning of the year. The Company generated cash flow from operations of $269.5 million and used $447.8 million for acquisitions, $63.8 million for dividend payments to shareholders, and $58.2 million in capital expenditures for the twelve months ended December 31, 2019. The Company's outstanding debt was $630.8 million at December 31, 2019.

Conference Call & Webcast

LCI will host a conference call to discuss its fourth quarter and year-end results on Tuesday, February 11, 2020, at 8:30 a.m. Eastern time, which may be accessed by dialing (877) 668-4883 for participants in the U.S./Canada or (825) 312-2360 for participants outside the U.S./Canada using the required conference ID 6889293. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (800) 585-8367 for participants in the U.S./Canada or (416) 621-4642 for participants outside the U.S./Canada and referencing access code 6889293. A replay of the webcast will be available on the Company's website immediately following the conclusion of the call.

About LCI Industries

From over 85 manufacturing and distribution facilities located throughout North America and Europe, LCI Industries, through its wholly-owned subsidiary, LCI, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation product markets, consisting of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries primarily by selling to retail dealers, wholesale distributors, and service centers. LCI's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; branded towing products; truck accessories; electronic components; and other accessories. Additional information about LCI and its products can be found at www.lci1.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, employee benefits, employee retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, and in the Company's subsequent filings with the Securities and Exchange Commission. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
(In thousands, except per share amounts)

Net sales	$564,021	$536,616	$2,371,482	$2,475,807
Cost of sales	441,539	433,362	1,832,280	1,955,463
Gross profit	122,482	103,254	539,202	520,344
Selling, general and administrative expenses	84,837	73,727	338,992	321,556
Operating profit	37,645	29,527	200,210	198,788
Interest expense, net	2,290	1,955	8,796	6,436
Income before income taxes	35,355	27,572	191,414	192,352
Provision for income taxes	6,548	7,393	44,905	43,801
Net income	$28,807	$20,179	$146,509	$148,551

Net income per common share:
Basic	$1.15	$0.80	$5.86	$5.90
Diluted	$1.14	$0.80	$5.84	$5.83

Weighted average common shares outstanding:
Basic	25,042	25,123	24,998	25,178
Diluted	25,213	25,305	25,093	25,463

Depreciation and amortization	$19,476	$17,787	$75,358	$67,526
Capital expenditures	$10,435	$27,305	$58,202	$119,827

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$302,740	$297,479	$1,276,718	$1,440,730
Motorhomes	34,456	42,067	155,623	187,297
Adjacent Industries OEMs	158,007	145,995	659,560	614,589
Total OEM Segment net sales	495,203	485,541	2,091,901	2,242,616
Aftermarket Segment:
Total Aftermarket Segment net sales	68,818	51,075	279,581	233,191
Total net sales	$564,021	$536,616	$2,371,482	$2,475,807

Operating profit:
OEM Segment	$33,856	$23,023	$165,290	$167,459
Aftermarket Segment	3,789	6,504	34,920	31,329
Total operating profit	$37,645	$29,527	$200,210	$198,788

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	December 31,	December 31,
	2019	2018
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$35,359	$14,928
Accounts receivable, net of allowances of $3,144 and $1,895 at December 31, 2019 and 2018, respectively	199,976	121,812
Inventories, net	393,607	340,615
Prepaid expenses and other current assets	41,849	49,296
Total current assets	670,791	526,651
Fixed assets, net	366,309	322,876
Goodwill	351,114	180,168
Other intangible assets, net	341,426	176,342
Operating lease right-of-use assets	98,774	—
Deferred taxes	—	10,948
Other assets	34,181	26,908
Total assets	$1,862,595	$1,243,893

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term indebtedness	$17,883	$596
Accounts payable, trade	99,262	78,354
Current portion of operating lease obligations	21,693	—
Accrued expenses and other current liabilities	132,420	98,632
Total current liabilities	271,258	177,582
Long-term indebtedness	612,906	293,528
Operating lease obligations	79,848	—
Deferred taxes	35,740	8,501
Other long-term liabilities	62,171	58,027
Total liabilities	1,061,923	537,638
Total stockholders’ equity	800,672	706,255
Total liabilities and stockholders’ equity	$1,862,595	$1,243,893

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Twelve Months Ended December 31,
	2019	2018
(In thousands)
Cash flows from operating activities:
Net income	$146,509	$148,551
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	75,358	67,526
Stock-based compensation expense	16,077	14,065
Deferred taxes	3,416	13,874
Other non-cash items	(1,553)	(13)
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(25,452)	(11,352)
Inventories, net	57,790	(34,730)
Prepaid expenses and other assets	6,882	(17,691)
Accounts payable, trade	(12,189)	(17,335)
Accrued expenses and other liabilities	2,687	(6,287)
Net cash flows provided by operating activities	269,525	156,608
Cash flows from investing activities:
Capital expenditures	(58,202)	(119,827)
Acquisitions of businesses, net of cash acquired	(447,764)	(184,792)
Proceeds from note receivable	—	2,000
Other investing activities	2,132	(176)
Net cash flows used in investing activities	(503,834)	(302,795)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(8,084)	(16,097)
Proceeds from revolving credit facility borrowings	655,387	1,387,013
Repayments under revolving credit facility borrowings	(628,891)	(1,146,953)
Proceeds from term loan borrowings	300,000	—
Proceeds from other borrowings	—	4,509
Payment of dividends	(63,813)	(59,270)
Payment of contingent consideration related to acquisitions	(10)	(3,068)
Repurchases of common stock	—	(28,695)
Other financing activities	382	(2,373)
Net cash flows provided by financing activities	254,971	135,066
Effect of exchange rate changes on cash and cash equivalents	(231)	—
Net increase (decrease) in cash, cash and cash equivalents	20,431	(11,121)
Cash and cash equivalents at beginning of period	14,928	26,049
Cash and cash equivalents at end of period	$35,359	$14,928

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2019		2018	2019		2018
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	83.3		90.3	349.5		415.1
Motorhome RVs	10.4		12.1	46.7		57.6
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	61.3	(2)	67.5	394.6	(2)	423.4
Impact on dealer inventories	22.0	(2)	22.8	(45.1)	(2)	(8.3)
Motorhome RVs	8.2	(2)	9.2	45.6	(2)	52.3

				Twelve Months Ended
				December 31,
				2019		2018
LCI Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV				$3,618		$3,449
Motorhome RV				$2,364		$2,491

				December 31,
				2019		2018
Balance Sheet Data:
Current ratio				2.5		3.0
Total indebtedness to stockholders' equity				0.8		0.4
Days sales in accounts receivable, based on last twelve months				26.6		24.2
Inventory turns, based on last twelve months				5.5		6.2

				2020
Estimated Full Year Data:
Capital expenditures				$ 65 - $ 75 million
Depreciation and amortization				$ 105 - $ 110 million
Stock-based compensation expense				$ 16 - $ 21 million
Annual tax rate				24% - 26%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) December 2019 retail sales data for RVs has not been published yet, therefore 2019 retail data for RVs includes an estimate for December 2019 retail units. Retail sales data will likely be revised upwards in future months as various states report.